                                                                      EXHIBIT 12

                     LEHMAN BROTHERS INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

                                  (UNAUDITED)

                                                       FOR THE TWELVE MONTHS ENDED NOVEMBER 30
                                                 ----------------------------------------------------
                                                   1996       1997       1998       1999       2000
                                                 --------   --------   --------   --------   --------
Pre-tax earnings from continuing operations....  $   309    $   593    $   847    $ 1,013    $ 1,617
Add: Fixed charges (excluding capitalized
  interest)....................................   10,140     12,233     14,746     12,552     16,076
                                                 -------    -------    -------    -------    -------
Pre-tax earnings before fixed charges..........   10,449     12,826     15,593     13,565     17,693
                                                 =======    =======    =======    =======    =======
Fixed charges:
  Interest.....................................   10,121     12,216     14,730     12,535     16,059
  Other(a).....................................       25         19         20         17         17
                                                 -------    -------    -------    -------    -------
  Total fixed charges..........................  $10,146    $12,235    $14,750    $12,552    $16,076
                                                 =======    =======    =======    =======    =======
RATIO OF EARNINGS TO FIXED CHARGES.............     1.03       1.05       1.06       1.08       1.10

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(a) Other fixed charges consist of the interest factor in rentals and capitalized interest.